Exhibit 99.1

Coach Reports First Quarter Earnings of $0.44; Maintains FY09 Guidance of $2.25

NEW YORK--(BUSINESS WIRE)--October 21, 2008--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 7% in earnings per diluted share to $0.44 for its first fiscal quarter ended September 27, 2008, up from $0.41 per diluted share a year ago. This increase in earnings from the prior year’s first quarter reflected an 11% gain in net sales.

In the first quarter, net sales were $753 million compared with the $677 million reported in the same period of the prior year. Net income declined 6% to $146 million, or $0.44 per diluted share, compared with $155 million, or $0.41 per diluted share in the prior year.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We experienced a moderation in our top-line growth this quarter as the retail environment in North America continued to deteriorate. At the same time, we were pleased to achieve our earnings per share guidance, while delivering solid sales gains.”

“While we’re excited about the strength of the product we’re introducing for the holiday season, our enthusiasm is tempered by the weak traffic trends in our North American retail stores and department store locations. We expect this very difficult retail environment will make productivity comparisons challenging for the balance of the fiscal year. We have, however, been planning for this scenario and believe that our earnings guidance for the year can be achieved through distribution growth, a focus on innovation to support productivity, and disciplined expense control, while we continue to invest prudently for long-term profitable growth."

For the first fiscal quarter, operating income totaled $233 million, down 2% from the $239 million reported in the comparable year ago period, while operating margin declined to 31.0% as compared to 35.3% reported for the prior year. During the quarter, gross profit rose 8% to $558 million from $518 million a year ago. As expected, gross margin was 74.2% versus 76.6% a year ago. SG&A expenses as a percentage of net sales were 43.1%, compared to the 41.3% reported in the year-ago quarter.

First fiscal quarter sales results in each of Coach’s primary channels of distribution grew as follows:

  Direct-to-consumer sales, which now include our China business, increased 16% to $592 million from $511 million last year on a comparable basis. North American comparable store sales for the quarter rose 0.6%. In Japan, sales rose 12% on a constant-currency basis, while dollar sales rose 22%, adjusted for a stronger yen.
  Indirect sales decreased 3% to $160 million in the first quarter from the $166 million reported for the prior year on a comparable basis. This decline was due to reduced shipments into U.S. department stores, as the company continues to tightly manage inventories in that channel given weakening sales at POS. International POS sales posted strong gains in the period, driven by both distribution and comparable location sales gains.

During the first quarter of fiscal 2009, the company opened 21 net retail stores and one factory store in North America, bringing the total to 318 retail stores and 103 factory stores as of September 27, 2008. In addition, seven retail stores and three factory stores were expanded. In Japan, Coach opened four locations and expanded one, taking the total to 158 at the end of the quarter.

Mr. Frankfort continued, “Each of our monthly introductions was well received, starting in July with Bleecker. This was followed by updated Hamptons and Legacy collections in August and by Zoe, a new group of handbags and accessories, in September. Also last month, we successfully introduced a new Coach fragrance, Legacy. Earlier in October, we launched Madison, a new major lifestyle collection, which is a softer, drapier and sophisticated group of handbags and accessories across multiple fabrications, including a new logo platform, Coach Op Art.”

“At a time when our customer is clearly more reluctant to spend, Madison is the first collection that fulfills our strategy of compressing multiple years of product innovation into a single fiscal year. This initiative will build throughout the holiday season, as we will significantly increase our level of newness in handbags with the introductions of Soho and Amanda in November and Leah in December, while also updating Madison to include new colors in both Op Art and leather. We’re also intensifying our accessory assortment and presentation, offering a wide range of color, fabrications and price points.”

“As noted, we’re pleased with our solid sales performance for the quarter, which included a 15% gain in sales at our North American stores driven primarily by distribution. A key contributor is the productivity of our new retail stores, as volumes continue to surpass our initial projections both in existing markets, such as San Jose, California, and in new markets, such as Baton Rouge, Louisiana and Calgary, Canada. Outside of North America, we’re also pleased with our increased global brand recognition, as we continue to experience rapid growth internationally, most notably in East Asia and China. During the first quarter, we successfully completed the first phase of the acquisition of our retail businesses in China from ImagineX, transitioning the 10 stores in Hong Kong and Macau.”

"For more than a year now, we have been addressing the weakening retail climate. While it's not possible to fully insulate Coach from its effects, we’ve been pragmatic and forward-thinking in our business strategies. We have continued to evolve, offering our customers an unprecedented level of product innovation. By being proactive, maintaining our focus, driving disciplined execution and continuing to deliver on our brand promise, we firmly believe we will emerge from this adversity a stronger company,” Mr. Frankfort concluded.

For the fiscal year 2009, the company now expects to achieve sales growth of about 10%, revised from its previous estimate of 13%, to about $3.5 billion. The company is maintaining its earnings per share guidance of about $2.25, an increase of about 10%. The company estimates second fiscal quarter sales of about $1.05 billion, representing a year-over-year increase of about 8%, and earnings per diluted share of $0.77.

The company also announced that during the first fiscal quarter, it repurchased and retired 10,529,598 shares of its common stock at an average cost of $28.53. At the end of the period, $863 million remained available under the company’s repurchase authorization.

Coach will host a conference call to review first fiscal quarter results at 8:30 a.m. (ET) today, October 21, 2008. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 27, 2008 and September 29, 2007
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	September 27,	September 29,
	2008	2007

Net sales	$752,529	$676,718

Cost of sales	194,336	158,497

Gross profit	558,193	518,221

Selling, general and
administrative expenses	324,707	279,463

Operating income	233,486	238,758

Interest income, net	2,646	14,996

Income before provision for income taxes
and discontinued operations	236,132	253,754

Provision for income taxes	90,321	98,968

Income from continuing operations	145,811	154,786

Income from discontinued operations,
net of income taxes	0	20

Net income	$145,811	$154,806

Net income per share

Basic

Continuing operations	$0.44	$0.42

Discontinued operations	0.00	0.00

Net income	$0.44	$0.42

Diluted

Continuing operations	$0.44	$0.41

Discontinued operations	0.00	0.00

Net income	$0.44	$0.41

Shares used in computing net income per share

Basic	331,865	372,186

Diluted	334,023	379,285

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 27, 2008, June 28, 2008 and September 29, 2007
(in thousands)
(unaudited)

	September 27,	June 28,	September 29,
	2008	2008 (1)	2007 (1)
ASSETS

Cash, cash equivalents and short term investments	$409,510	$698,905	$1,235,356
Receivables	156,478	106,738	148,942
Inventories	401,797	318,490	337,974
Other current assets	243,313	235,085	139,062

Total current assets	1,211,098	1,359,218	1,861,334

Long term investments	8,000	8,000	-
Property and equipment, net	464,885	464,226	400,807
Other noncurrent assets	426,929	415,909	392,327

Total assets	$2,110,912	$2,247,353	$2,654,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$129,491	$134,726	$95,438
Accrued liabilities	331,114	315,930	306,401
Current portion of long-term debt	335	285	285

Total current liabilities	460,940	450,941	402,124

Long-term debt	2,245	2,580	2,580
Other liabilities	296,691	303,457	267,448

Stockholders' equity	1,351,036	1,490,375	1,982,316

Total liabilities and stockholders' equity	$2,110,912	$2,247,353	$2,654,468

(1) Amounts presented differ from amounts previously reported due to change in accounting principle. On June 29, 2008, the Company changed its method of accounting for inventories of Coach Japan from last-in, first-out to first-in, first out.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications